Exhibit 23.17

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and the current Registration Statements on Form S-8 (File Nos. 333-266227, 333-269490, 333- 274241, 333-277101 and 333-284755) and Form S-3 (File Nos. 333- 273195, 333- 269029 and 333-280018) and future Registration Statements (collectively, including any amendments or supplements thereto, the “Registration Statements”) of the Company.

I, Colin Shaw, am named in the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”) with respect to certain mineral reserve estimates relating to the Alacran Project, and other technical and scientific information (collectively, the “Expert Information”).

I understand that the Company wishes to make reference to my name and the Expert Information in the Form 10-K. I further understand that the Company wishes to use extracts and/or information from the Expert Information in the Form 10-K. I further understand that the above items as included in the Form 10-K will be incorporated by reference in the Registration Statements. I have been provided with a copy of the Form 10-K and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form 10-K and the Registration Statements, I do hereby consent to:

•the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•the use of, and references to, the Expert Information in the Form 10-K and Registration Statements; and

•the use, in the Form 10-K and Registration Statements, of extracts and information from the Expert Information, or portions thereof, that were prepared by me, that I supervised the preparation of and/or that I reviewed and approved.

I also confirm that where my work involved a mineral reserve estimate, such estimates comply with the requirements for mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: February 23, 2026

By:	/s/ Colin Shaw
Colin Shaw
Director of Underground Studies